EXHIBIT 23.1

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Blackwell 3D Construction Corp. (formerly Power Americas Resources Group Ltd.) on Form 10 (Amendment 1) of our report dated September 27, 2024 which includes an explanatory paragraph as to Blackwell 3D Construction Corp. (formerly Power Americas Resources Group Ltd.)’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of May 31, 2024, and May 31, 2023 and the related consolidated statements of operations, shareholder’s deficit, and cash flows for each of the two years ended May 31, 2024.

Houston, Texas
February 12, 2025

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